EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-170954 on Form S-3ASR of our report dated February 28, 2011, relating to the consolidated financial statements of PacifiCorp and subsidiaries appearing in this Annual Report on Form 10-K of PacifiCorp for the year ended December 31, 2010.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Portland, Oregon
February 28, 2011